Exhibit 23.2

The Board of Directors

BioMarin Pharmaceutical Inc.

We consent to the use of our report dated January 29, 2003, with respect to the consolidated balance sheet of BioMarin Pharmaceutical Inc. as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders equity, and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

San Francisco, California

December 4, 2003